EXHIBIT 5

                                November 19, 2001


Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158

         Re: First Restated and Amended Public Service Company of New Mexico Executive Savings Plan


Ladies and Gentlemen:

         We have acted as counsel for Public Service Company of New Mexico, a New Mexico corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of (a) $2,052,000 of deferred compensation obligations (the "Obligations") of the Company to be offered and sold under the First Restated and Amended Public Service Company of New Mexico Executive Savings Plan (the "Plan"), and (b) 25,000 shares of the Company's common stock, par value $5.00 per share (the "Shares"), subject to issuance under the Plan.

         We have examined the Registration Statement, the Plan, the Company's Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than New Mexico.

         Based upon our examination, subject to the assumptions stated above and relying on the statements in the documents we have examined, we are of the opinion that:

         1. The Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         It is currently contemplated that the Shares issued pursuant to the Plan will not be original issuance shares. If that situation should change, an appropriate opinion of counsel will be filed.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations and Shares while the Registration Statement is in effect.

                                      Very truly yours,

                                      KELEHER & McLEOD, P.A.

                                      By:      /s/ Charles L. Moore
                                      ------------------------------------------
                                                 Charles L. Moore